EXHIBIT 10.02

STOCK PURCHASE AGREEMENT

by and between

PERENCO S.A.

NUEVO ENERGY COMPANY

and

NUEVO INTERNATIONAL, INC.

dated as of April 8, 2004

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(Continued)

-ii-

(Continued)

-iii-

(Continued)

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LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1		Defined Terms

Schedule 3.1	-	Organization and Jurisdiction
Schedule 3.3	-	Capitalization
Schedule 3.5	-	Financial Statements
Schedule 3.6	-	Material Changes
Schedule 3.7	-	Indebtedness
Schedule 3.8	-	Litigation and Claims
Schedule 3.9	-	Title to Property
Schedule 3.11	-	Receivables
Schedule 3.12	-	Insurance
Schedule 3.13	-	Material Contracts
Schedule 3.14	-	No Violation by Seller
Schedule 3.15	-	Undisclosed Liabilities
Schedule 3.16	-	Compliance with Laws
Schedule 3.18	-	Taxes
Schedule 3.20	-	Books and Records
Schedule 4.3	-	No Violation by Buyer
Schedule 5.2	-	Conduct of Business Prior to the Closing Date
Schedule 7.8	-	Stock Certificates; Closing Documents

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STOK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this “Agreement”) is made and entered into as of the 8th day of April 2004, by and between PERENCO S.A., a Bahamas corporation (“Buyer”), NUEVO INTERNATIONAL, INC., a Delaware corporation (“Seller”) and NUEVO ENERGY COMPANY, a Delaware corporation (“Nuevo Energy”).

WITNESSETH:

     WHEREAS, the Seller owns, directly, all of the issued and outstanding shares of capital stock of Nuevo Congo Ltd., a Cayman Island corporation (“Nuevo Congo”);

     WHEREAS, Seller desires to sell and Buyer desires to purchase all of the issued and outstanding shares of capital stock of Nuevo Congo (the “Purchase Transaction”); and

     WHEREAS, the respective boards of directors of Seller and Buyer have determined that the Purchase Transaction is in the best interest of their respective corporations and shareholders.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Defined Terms. For all purposes of this Agreement, except as otherwise expressly provided herein, terms defined above in the preamble and recitals shall have the meanings set forth therein and the terms contained in Exhibit 1.1 hereto shall have the meanings set forth therein.

     Section 1.2 Singular and Plural. Defined terms in this Agreement shall also mean in the singular number the plural, and in the plural number the singular.

     Section 1.3 Capitalized Terms. In addition to such terms as are defined in the preamble and recitals to this Agreement and in Exhibit 1.1, any other capitalized term appearing herein shall have the meaning ascribed to it in the Section in which it is defined.

ARTICLE II
SALE OF STOCK

     Section 2.1 Purchase and Sale. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties, covenants and agreements herein, at the Closing, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase, accept and pay for, all of Seller’s right, title and interest in and to the Stock, free and clear of all Encumbrances.

     Section 2.2 Purchase Price.

          (a) As consideration for the Stock, Buyer will pay to Seller, at Closing, the sum of:

                 (i) TWENTY MILLION DOLLARS AND 00/100 United States Dollars (USD$20,000,000.00) (the “Base Purchase Price”) minus

                 (ii) $1,453,000 being 25% of the current estimate of the aggregate Net Working Capital Deficit of Nuevo Congo and Nuevo Holding as of the Effective Date (subject to any necessary adjustment in accordance with Section 12.22), plus

                 (iii) an amount equal to the product of

(a)	(1) the sum of Nuevo Congo share of barrels in inventory as of the Effective Date minus (2) the sum of Nuevo Congo’s share of overliftings as of the Effective Date, (and in calculating (1) and (2) above, there shall be taken into account Nuevo Congo’s share of royalty oil due to the Government of the Republic of Congo, oil due to such Government in respect of maritime taxes and oil due to Société Nationale des Hydrocarbures); and

(b)	the price realized by Nuevo Congo in its first lifting after the Effective Date net of marketing costs;

(subject to any necessary adjustment in accordance with Section 12.22); plus

                 (iv) the sum of any contributions by the Seller to Nuevo Congo between the Effective Date and the Closing Date by way of direct investments or advances through intercompany accounts, minus

                 (v) the sum of any dividends or other distributions by Nuevo Congo to the Seller between the Effective Date and the Closing Date, minus

                 (vi) the sum of any payments made or benefits given between the Effective Date and the Closing Date (other than already included pursuant to (v) above) by Nuevo Congo to, or on behalf of, the Seller or any of its Affiliates (save where such payment or benefit has been fully taken into account in the calculation of the Net Working Capital Deficit); plus

                 (vii) the sum of any payments made or benefits given between the Effective Date and the Closing Date (other than already included pursuant to (iv) above) by the Seller or any of its Affiliates to, or on behalf of, Nuevo Congo (save where such payment or benefit has been fully taken into account in the calculation of the Net Working Capital Deficit);

(the Base Purchase Price as adjusted in accordance with clauses (ii) through (vii), the “Purchase Price”)

          (b) At Closing, Buyer shall pay to Seller, by wire transfer(s) of immediately available funds to the account(s) specified by Seller in writing at least five (5) Business Days prior to the Closing Date, the Purchase Price plus interest at the Agreed Rate commencing on the 90th day after the date of this Agreement through the Closing Date.

          (c) At Closing, all intercompany accounts receivable and accounts payable (being accounts between Nuevo Congo and any Affiliate) will be cancelled and transferred to shareholders’ equity.

     Section 2.3 Closing. The Closing of the transactions contemplated herein shall take place at the offices of Bracewell & Patterson, L.L.P., 711 Louisiana, Suite 2900, Houston, Texas 77002 beginning at 10:00 a.m. local time on the first Business Day following the third day after the conditions in Article VII and Article VIII are either satisfied or waived by the Party entitled to waive such condition, or such other date as may be mutually agreed to by Seller and Buyer. The actual date on which the Closing occurs shall be known as the “Closing Date”.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date:

     Section 3.1 Organization and Qualification.

          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Nuevo Congo is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Nuevo Congo possesses full corporate power and authority to own and hold the properties and assets that it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is conducted. To Seller’s Knowledge, (i) Nuevo Congo is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure to so qualify might reasonably be expected to affect materially and adversely its business, financial condition or results of operations , and (ii) Schedule 3.1 contains a list of each jurisdiction in which Nuevo Congo is duly licensed or qualified to do business as a foreign corporation.

          (b) Except as disclosed in Schedule 3.1, Nuevo Congo has no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity.

     Section 3.2 Authority and Approval. Seller has the corporate power and authority to execute, deliver and perform this Agreement and all other documents and instruments referred to herein or contemplated hereby, and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of all the terms and conditions of this Agreement to be performed by it and the consummation of the Purchase Transaction have been duly authorized and approved by its board of directors, and no approval of the stockholders of Seller is required in connection with the consummation of the transactions contemplated hereby. Assuming due execution, delivery and performance of this Agreement by Buyer, this Agreement constitutes the valid and binding obligations of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     Section 3.3 Capitalization. The authorized capitalization and the number of issued and outstanding shares of Nuevo Congo are set forth on Schedule 3.3 hereto. All of the issued and outstanding shares of the Stock are owned directly by Seller and all such shares have been duly authorized and are duly and validly issued and outstanding, fully paid and non-assessable except as indicated on Schedule 3.3, and are free and clear of any and all Encumbrances. There are no outstanding options, warrants or other rights of any nature providing for the purchase, issuance or sale of any stock of Nuevo Congo, and there are no outstanding securities or debt obligations of Nuevo Congo convertible into or exchangeable for shares of capital stock or equity interests of Nuevo Congo. Except as set forth on Schedule 3.3, Seller has full legal right to sell, assign and transfer the Stock to Buyer and shall transfer to Buyer good and valid title to the Stock, free and clear of all Encumbrances.

     Section 3.4 Organizational Documents. Seller has delivered to Buyer true, correct and complete copies of (a) the articles of incorporation of Nuevo Congo, together with all amendments thereto, and (b) the bylaws of Nuevo Congo as currently in effect.

     Section 3.5 Financial Statements. Attached as Schedule 3.5 is the combined unaudited consolidated balance sheet and consolidated statement of income of Nuevo Congo and Nuevo Holding for the twelve month period ending December 31, 2003 (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (except for any changes in accounting methods referred to in the notes thereto and subject in the case of unaudited interim financial statements to normal year end adjustments and, in the case of all unaudited Financial Statements, the absence of footnotes) and fairly present (a) the consolidated financial condition of Nuevo Congo and Nuevo Holding as of December 31, 2003 and (b) the consolidated results of operations of Nuevo Congo and Nuevo Holding, respectively, for the periods therein set forth.

     Section 3.6 Absence of Material Changes. Except on account of matters that generally affect the economy or the industry in which Nuevo Congo is engaged and as disclosed on Schedule 3.6, since December 31, 2003, to the Knowledge of Seller, there have been no changes in (i) the assets, liabilities or financial condition of Nuevo Congo as set forth in the Financial Statements or (ii) the business, financial condition or results of operations of Nuevo Congo, that have had or would reasonably be expected to have a Material Adverse Effect.

     Section 3.7 Indebtedness. Except as set forth on the Financial Statements (or reflected in the notes thereto) and disclosed on Schedule 3.7, Nuevo Congo has incurred no material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), other than liabilities in the ordinary course of business which are not required to be disclosed on the Financial Statements and other than liabilities which have arisen after December 31, 2003 in the ordinary course of business, consistent with past practices.

     Section 3.8 Litigation and Claims. Except as specifically disclosed on Schedule 3.8, (i) there are no decrees, judgments, fines, forfeiture, awards, orders or injunctions to which Nuevo Congo is subject, (ii) there are no Proceedings pending, or to the Knowledge of Seller or Nuevo Congo, threatened against or relating to Seller or Nuevo Congo, and (iii) to the knowledge of Seller, there are no claims alleging breach of contract, breach of Applicable Laws or other liability on the part of Nuevo Congo, that, if determined adversely to Seller or Nuevo Congo, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 3.9 Title to Property. Except as set forth on Schedule 3.9, Nuevo Congo is the only legal and beneficial owner of an 6.25% participating interest in the Convention and a corresponding interest in the Marine I JOA and, has neither assigned, conveyed or otherwise disposed of any portion of such interests nor are any such interests subject to any mortgage, pledge, lien, conditional sales agreement, farm-in right, farm-out right, royalty payment, options, deed of trust, security interest, transfer restrictions, encumbrance or other charge (subject always to the terms of the Convention).

     Section 3.10 Assets. Nuevo Congo has no assets other than those relating to its rights under the Convention, the Yombo Permit and the Marine I JOA and such assets are legally and beneficially owned by Nuevo Congo.

     Section 3.11 Receivables. Except as set forth on Schedule 3.11, as of December 31, 2003, none of the accounts receivable (in the form of an aged account balance) and notes receivable of Nuevo Congo has aged more than ninety (90) days other than that fraction of the receivables extracted directly from billing statements forwarded under the Marine I JOA. Such accounts and notes are collectible in the aggregate amount shown in the Financial Statements.

     Section 3.12 Insurance. Schedule 3.12 sets forth a list of all casualty, liability and other insurance policies maintained by the parent of Seller on behalf of Nuevo Congo, including the types and amounts of such insurance coverage. All such policies are in full force and effect. Since December 31, 2003, Seller has not received notice of (a) any failure to pay premiums under any listed policy, (b) any cancellation or violation of any listed policy, (c) any insurer denying any claim under any listed policy, or (d) any insurer defending any claim (with respect to any listed policy) with a reservation of rights, which, in any such case, relates to Nuevo Congo nor, to Seller’s Knowledge, have any circumstances arisen which might make any of such policies void or voidable or enable any insurer to refuse payment of claim under such policies. Seller has complied in all material respects with the provisions of each and any listed policy.

     Section 3.13 Contracts. Schedule 3.13 identifies all Material Contracts to which each of Nuevo Congo, Nuevo Holding and Nuevo Holding Sub is a party or by which it or, to Seller’s Knowledge, any of its property is bound and, to Seller’s Knowledge, no material variations have been made thereto which have not been disclosed. Each Material Contract included on Schedule 3.13 to which Nuevo Congo is a party is in full force and effect and binding upon Nuevo Congo and, to the Knowledge of Seller, the other parties thereto; neither Nuevo Congo nor, to the Knowledge of Seller, any of the other parties thereto is in breach or default of any of the material provisions of any of the Material Contracts, and no condition exists that, with notice or lapse of time or both, would constitute a breach.

     Section 3.14 No Violation. Except as set forth on Schedule 3.14, the execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with its terms and conditions and the consummation of the transactions contemplated hereby shall not (i) conflict with any of, or require the consent of any Person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of Seller or Nuevo Congo, (ii) violate any provision of, or require any consent, authorization or approval under, any Applicable Law, (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage or lien, or, except as set forth in Schedule 3.14, any agreement, Contract, judgment, license, decree, order, governmental permit, certificate or instrument to which Seller or Nuevo Congo is a party or by which any of them is bound or to which any property of Seller or, to Seller’s Knowledge, Nuevo Congo is subject, or (iv) result in the creation of any Encumbrance on the assets of Nuevo Congo under any such indenture, mortgage, lien, lease, agreement or instrument.

     Section 3.15 Undisclosed Liabilities. Except as set forth in Schedule 3.15 or any of the other Schedules to this Agreement, Nuevo Congo has no liability or obligation of any nature, whether accrued, absolute, contingent, known, unknown or otherwise, and whether due or to become due, which was not reflected in the Financial Statements, except for liabilities and obligations incurred by Nuevo Congo in the ordinary course of business since December 31, 2003, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 3.16 Compliance with Laws. Except as disclosed on Schedule 3.16, to the Knowledge of Seller, Nuevo Congo, excluding any noncompliance arising as a result of being a non-operating interest owner, (a) has performed all Material Contracts in compliance with all Applicable Laws except for such noncompliance that in the aggregate would not reasonably be expected to have a Material Adverse Effect, and (b) has conducted and is conducting its business in material compliance with all Applicable Laws.

     Section 3.17 Employees.

          (a) Nuevo Congo has never had any employees; and

          (b) There is no employment or other Contract of engagement between Nuevo Congo and any of its directors or other officers.

     Section 3.18 Taxes. Except as set forth on Schedule 3.18:

          (a) all Tax Returns required to be correctly filed by or with respect to Nuevo Congo have been duly filed on a timely basis (taking into account all extensions of due dates) and all Taxes that were shown to be due on such Tax Returns have been correctly paid, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (b) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Nuevo Congo for any Taxable Period;

          (c) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or, to the Knowledge of Seller, proposed with respect to any liability for Taxes or with respect to any Tax Return for which Nuevo Congo could be liable.

     Section 3.19 Brokerage Arrangements. Neither Seller nor Nuevo Congo has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate Buyer or Nuevo Congo to pay any commission, brokerage, or “finder’s fee” in connection with the transactions contemplated herein.

     Section 3.20 Books and Records.

          (a) The minute books of Nuevo Congo contain accurate records of all meetings of and corporate actions or written consents by the shareholders and directors of Nuevo Congo, and all such books and records have been made available to Buyer for review by Buyer and Buyer’s counsel.

          (b) Except as disclosed on Schedule 3.20, all of the other books and records of Nuevo Congo and all files, data and other materials relating to the business of Nuevo Congo have been prepared and maintained in accordance with good business practices and comply with all Applicable Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 3.21 Insolvency. There are no bankruptcy, reorganization, arrangement, insolvency or similar proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened against Seller or Nuevo Congo.

     Section 3.22 Guarantees. Except as disclosed in Schedule 3.13, Nuevo Congo has not given any guarantee to which it is still subject.

     Section 3.23 No Other Representations. Seller makes no representations or warranties other than as set forth in this Article III and disclaims any liability and responsibility for any representation or warranty that may have been made or alleged to have been made and contained in any other document or statement made or communicated to Buyer. Buyer acknowledges it has made, and shall continue prior to Closing to make, its own independent examination, investigation, analysis, evaluation and verification of Nuevo Congo.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date:

     Section 4.1 Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is presently engaged, to own, lease and operate its properties, and to enter into and perform its obligations under this Agreement.

     Section 4.2 Authority and Approval. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby, and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of all the terms and conditions of this Agreement to be performed by it, and the consummation of the Purchase Transaction have been duly authorized and approved by Buyer’s board of directors and no approval of the stockholders of Buyer is required in connection with the consummation of the transactions contemplated hereby. Assuming due execution, delivery and performance of this Agreement by Seller, this Agreement constitutes the valid and binding obligations of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

     Section 4.3 No Violation. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with its terms and conditions and the consummation of the transactions contemplated hereby shall not (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of Buyer, (ii) violate any provision of, or require any consent, authorization or approval under, any Applicable Law, (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage or lien, or any agreement, Contract, commitment or instrument to which Buyer is a party or by which it is bound.

     Section 4.4 Litigation. There are no Proceedings pending against Buyer or its properties, assets, operations or business which might delay or prevent the consummation of the transaction contemplated hereby.

     Section 4.5 Funds Available. Buyer has sufficient cash, or firm commitments from responsible lending institutions, available lines of credit or other sources of available funds to enable it to make payment of any amounts to be paid by it hereunder.

     Section 4.6 Brokerage Arrangements. Buyer has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate Seller or Nuevo Congo to pay any commission, brokerage, or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE V
CONDUCT PENDING CLOSING

     Section 5.1 Consents. The Parties agree to cooperate and use commercially reasonable efforts (a) to obtain all necessary approvals and consents required or necessary in connection with the transactions contemplated hereunder, including obtaining the consent of Amoco Production Company and providing Amoco Production Company the opportunity to advise Buyer and Seller regarding the terms and conditions of the transactions contemplated by this Agreement for the purposes of avoiding recapture of any dual consolidated losses as required under the Amoco Tax Agreement and (b) to ensure that all of the conditions to the obligations of Buyer and Seller contained in Article VII and Article VIII, respectively, are satisfied timely.

     Section 5.2 Conduct of Business Prior to the Closing Date. Except as disclosed on Schedule 5.2, as otherwise permitted or required by this Agreement, or consented to in writing by Buyer, from the date hereof until the Closing Date, Seller shall and, as appropriate, shall cause Nuevo Congo to:

          (a) carry on its business in the ordinary course in all respects in the same manner as heretofore conducted and maintain its existence and powers and all of its Material Contracts and books of account and records necessary to the conduct of its business;

          (b) not issue, sell, redeem or repurchase any additional capital stock or other equity interests or securities convertible into, or grant any options, warrants or other rights to acquire, any such securities, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or equity interests;

          (c) not increase the Indebtedness of, or incur any obligations or liability, directly or indirectly, for, Nuevo Congo other than the incurrence of liabilities pursuant to existing Contracts in the ordinary course of business consistent with past practices;

          (d) not, other than in the ordinary course of business, enter into any Contract, or terminate or amend, in any material respect, or be in default in any material respect, under any Material Contract to which Nuevo Congo is a party;

          (e) not sell, transfer, lease or otherwise dispose of any asset, other than the sale of its assets in the ordinary course of business or pursuant to existing Contracts;

          (f) not amend its articles of incorporation or bylaws;

          (g) not settle or compromise any pending Proceeding set forth on Schedule 3.8 or any threatened Proceeding in an amount in excess of $50,000, or cancel, compromise, settle or give up, waive or release any claims or rights;

          (h) advise and consult with Buyer with respect to any matter which would have or reasonably be expected to have a Material Adverse Effect on its business or this Agreement;

          (i) use commercially reasonable efforts to preserve intact the current organization of its business, and maintain customary commercial relations with its suppliers, customers and creditors;

          (j) maintain in effect insurance comparable in amount and scope of coverage to such insurance listed in Schedule 3.12;

          (k) not purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business;

          (l) not take any action or omit to take any action that would result in the breach of any representation or warranty made pursuant to Article III hereof or cause any condition set forth in Article VII or Article VIII not to be satisfied;

          (m) not enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the conduct of its business or make any investment in or purchase any assets or securities or businesses of any Person;

          (n) not permit a change in its methods of maintaining its books, accounts or business records or, except as required by GAAP (in which event prior notice shall be given to Buyer), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes;

          (o) not make any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes or file any Tax Return other than a Tax Return filed in the ordinary course of business and prepared in a manner consistent with past practice;

          (p) either alone or together with any Affiliate, not make any capital expenditure or enter into any Contract or commitment therefor, other than (A) expenditures required pursuant to the Marine I JOA, (B) expenditures required by the terms of any Contract, or (C) in an amount not in excess of $25,000.00 for any individual expenditure, Contract or commitment or $250,000.00 in the aggregate;

          (q) terminate, effective as of the Closing, all agreements and arrangements between Nuevo Congo and Seller or any Affiliate of Seller (other than another Nuevo Holding) so that Nuevo Congo has no outstanding liabilities to Seller or any Affiliate of Seller (other than Nuevo Holding); and

          (r) not make any payment from Nuevo Congo to Seller or any Affiliate of Seller (other than Nuevo Holding), except for payments taken into account in calculating the Purchase Price.

     Section 5.3 Notification of Certain Matters.

          (a) Seller shall give prompt written notice to Buyer of any of the following: (i) if it becomes aware that any representation or warranty contained in Article III was untrue or inaccurate in any respect as of the date made or deemed made, (ii) if it becomes aware that any event has or has not occurred which causes or would be reasonably likely to cause any condition set forth in Article VII or Article VIII not to be satisfied, and (iii) of any failure of Seller to comply in any respect with any covenant or agreement to be complied with at or prior to Closing.

          (b) Buyer shall give prompt written notice to Seller of any of the following: (i) if it becomes aware that any representation or warranty contained in Article IV was untrue or inaccurate in any respect as of the date made or deemed made, (ii) if it becomes aware that any event has or has not occurred which causes or would be reasonably likely to cause any condition set forth in Article VII or Article VIII not to be satisfied, and (iii) of any failure of Buyer to comply in any respect with any covenant or agreement to be complied with at or prior to Closing.

          (c) The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the Party delivering such notice, (ii) modify any condition to Closing set forth in Article VII or Article VIII or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice, provided that notification that a Material Adverse Effect has occurred shall only give rise to Buyer’s right to accept such Material Adverse Effect and proceed to the Closing of the Purchase Transaction or terminate this Agreement pursuant to Article X and with the effects described in Section 10.2.

     Section 5.4 Notice of Litigation. Until the Closing, (a) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which seeks to enjoin or impede the consummation of the transactions contemplated by this Agreement, and (b) Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller or Nuevo Congo and which seeks to enjoin or impede the consummation of the transactions contemplated by this Agreement, or in either case which would otherwise have or reasonably be expected to have a Material Adverse Effect.

     Section 5.5 Access to Information. From the date hereof through the Closing Date, Seller shall afford to the officers, employees and authorized representatives of Buyer (including its independent public accountants, investment consultants, lenders and attorneys), reasonable access during normal business hours to (a) the offices, operations, properties and business and financial records (including computer files, retrieval programs and similar documentation, and including all Contracts) of Nuevo Congo, and of Seller, to the extent relating thereto, and (b) the outside accountants of Nuevo Congo and their work papers relating to Nuevo Congo, in each case to the extent Buyer shall deem necessary or desirable. Seller shall also furnish to Buyer or its authorized representatives such additional information concerning the respective operations, properties and business of Nuevo Congo, as Buyer shall reasonably request.

     Section 5.6 Change of Company Names. Within thirty (30) days of the Closing Date, Buyer shall change the name of Nuevo Congo so as to remove the word “Nuevo” from its name and shall not replace such deleted word(s) with anything similar thereto or any derivatives thereof. Notwithstanding this provision, if a Governmental Entity will not allow a name change of Nuevo Congo or imposes or threatens to impose a material penalty or tax in connection with a name change as required by this Section 5.6, then Buyer may continue to allow Nuevo Congo to use the “Nuevo” tradename during the pendency of such disallowance or threat; provided that Buyer agrees to fully indemnify Seller and its Affiliates, agents, representatives, directors, officers and employees for any Losses that may arise from or in connection with the continued use of such name and to use reasonable efforts to change such name as soon as practicable.

     Section 5.7 Notice to Certain Persons. The Parties agree that in order to maintain goodwill with the Governmental Entities (other than Governmental Entities in the United States) with which Nuevo Congo has existing contractual relations, promptly after the execution of this Agreement, Buyer will deliver or cause to be delivered notices to such Governmental Entities that (i) describe the transactions contemplated by this Agreement, (ii) set forth the anticipated Closing Date, and (iii) give assurances of the continued performance of the obligations by Nuevo Congo under the existing agreements with such Governmental Entity. Buyer shall seek to obtain a notice of consent, or no-objection, (the “No-Objection Notice”) to the consummation of the transactions contemplated by this Agreement from such Governmental Entities and shall notify Seller accordingly.

     Section 5.8 Insurance. Buyer acknowledges that no insurance coverage or policy set forth on Schedule 3.12 or otherwise maintained by the parent of Seller will extend beyond the Closing for the benefit of Nuevo Congo or Buyer. If any loss arises prior to the Closing that is covered by an insurance policy maintained by Seller or any Affiliate and Buyer is not entitled to indemnification for such loss under Article 11, then Seller shall use commercially reasonable efforts to collect any amounts available under such insurance policy and shall remit such amounts to Buyer.

     Section 5.9 Foreign Corrupt Practices Act. As of the date hereof and as of the Closing Date, each of Seller and Buyer represents that it has not offered, paid, promised to pay, authorized the payment of, or transferred, money or anything of value to an Official to secure any improper advantage or benefit in relation to the matters contemplated by this Agreement, either directly or indirectly through a third party. Without limiting the generality of this Section 5.9, and in recognition of the principles of the United States Foreign Corrupt Practices Act, each of Seller and Buyer represents and agrees that it will not, directly or indirectly, in connection with this Agreement and the matters resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to an Official, or to any other person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly to an Official, for the purpose of influencing the act, decision or omission of such Official to obtain any approval related to this Agreement, or to obtain any improper advantage or benefit. As of the date hereof and as of the Closing Date, each of Seller and Buyer represents that no Official or close relative of any Official has any direct or indirect ownership or other legal or beneficial interest in it or any of its Affiliates, and that no such Official serves as an officer, director, employee, or agent of Buyer. Each of Buyer and Seller agrees to notify the other promptly and in writing of any changes in its direct or indirect ownership in it or its Affiliates that would make it or them an Official as defined in this Agreement.

ARTICLE VI
TAX MATTERS

     Section 6.1 Liability for Taxes.

          (a) Seller’s Obligations. Seller shall be liable for, and shall indemnify and hold Buyer, Nuevo Congo and their respective Affiliates harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), imposed on or incurred by Nuevo Congo (i) by reason of the liability of Nuevo Congo pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, affiliated, combined, unitary or similar group on or prior to the Closing Date, (ii) with respect to any Pre-Closing Tax Period, and (iii) with respect to the portion of the Taxes for any Straddle Period allocable to the period up to and including the Closing Date determined under Section 6.1(c). Notwithstanding the above, Seller’s liability and indemnification obligation with respect to Taxes shall be reduced by the amount of any current liability accruals for Taxes by Nuevo Congo to the extent reflected on the Financial Statements and, in addition, by the amount of any estimated Taxes paid by or on behalf of Nuevo Congo on or before the Closing Date related to the period from January 1, 2004.

          (b) Buyer’s Obligations. Buyer shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless from any Tax Losses imposed on or incurred by Nuevo Congo (i) with respect to any Post-Closing Tax Period and (ii) with respect to the portion of the Taxes for any Straddle Period allocable to the period after the Closing Date determined under Section 6.1(c).

          (c) Straddle Period Tax Allocation. Whenever it is necessary for purposes of this Article VI to determine the allocation of any Taxes imposed on or incurred by Nuevo Congo for a Straddle Period, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that the portion of the Straddle Period ending on the Closing Date constitutes a separate Taxable Period of Nuevo Congo and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a Straddle Period that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned ratably on a per diem basis).

          (d) Buyer and Seller agree not to make or cause any election (including an election to ratably allocate items under Treasury Regulations Section 1.1502-76(b)(2)(ii)) to allocate tax items in a manner inconsistent with Section 6.1(c) hereof.

     Section 6.2 Tax Returns.

          (a) Parent Group Tax Returns. Seller shall (i) cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Parent Group (as defined herein) for all Tax Periods ending on or before the Closing Date and for Tax Periods which include the Closing Date, all items of income, gain, loss, deduction and credit (“Tax Items”) of Nuevo Congo which are required to be included therein, (ii) cause such Tax Returns to be timely filed with the appropriate Governmental Entities, and (iii) be responsible for the timely payment of all Taxes due with respect to the Tax Periods covered by such Tax Returns. For purposes of this Agreement, “Parent Group” (x) means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which Seller is a member, and (y) means, in the case of any combined or unitary Tax Return, the group of entities filing such Tax Return that includes Nuevo Congo.

          (b) Returns for Periods Ending on or Before the Closing Date. With respect to any Tax Return covering a Pre-Closing Tax Period that is required to be filed after the Closing Date with respect to Nuevo Congo that is not described in paragraph (a) above, Seller shall (i) cause such Tax Return to be prepared, (ii) cause to be included in such Tax Return all Tax Items required to be included therein, (iii) cause such Tax Return to be filed timely with the appropriate Governmental Entity, and (iv) be responsible for the timely payment of all Taxes due with respect to the Tax Period covered by such Tax Return.

          (c) Straddle Returns. With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to Nuevo Congo, Buyer shall (i) cause such Tax Return to be prepared, (ii) cause to be included in such Tax Return all Tax Items required to be included therein, (iii) furnish a copy of such Tax Return to Seller, (iv) timely file such Tax Return with the appropriate Governmental Entity, and (v) be responsible for the timely payment of all Taxes due with respect to the Tax Period covered by such Tax Return. Buyer shall determine, in accordance with the provisions of Section 6.1(a) of this Agreement, the portion of such Taxes owed by Seller (“Seller’s Tax”) and shall notify Seller of its determination of the Seller’s Tax. Seller shall pay to Buyer an amount equal to Seller’s Tax not later than five (5) days after the filing of such Tax Return.

          (d) Buyer shall, with respect to any Tax Return which Buyer is responsible under Section 6.2(c) for preparing and filing, make the Tax Return and related Tax work papers available for review by Seller. Buyer shall deliver such Tax Return and related Tax work papers to Buyer no later than thirty (30) days before the due date for filing such Tax Return to provide Seller with a meaningful opportunity to analyze and comment on such Tax Return and have such Tax Return modified before filing, accepting the position of Buyer unless such position is contrary to the provisions of Section 6.2(e) hereof. If, within twenty (20) days of such delivery, Seller shall deliver to Buyer a written statement describing Seller’s objections to such Tax Return and all grounds therefore, and the Parties are unable to resolve such objections within the ten

          (10) day period prior to filing such Tax Return, such Tax Return shall be filed as prepared by Buyer, and any remaining disputes shall be resolved by the Accountants as provided in Section 6.2(f). Seller will join in the execution of such Tax Return and other documentation if required to do so by Applicable Law.

          (e) Use of Consistent Tax Practices. Any Tax Return which includes or is based on the operations, ownership, assets or activities of Nuevo Congo for any Straddle Period, and any Tax Return which includes or is based on the operations, ownership, assets or activities of Nuevo Congo for any Post-Closing Tax Period to the extent the items reported on such Tax

Return might reasonably be expected to increase any Tax liability of Seller or its Affiliates, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Return in question (unless such past practices are no longer permissible under the applicable tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

          (f) Arbitrating Accounting Firm. The Accountants shall be instructed to resolve any disputes referred to it pursuant to Section 6.2(d) within five (5) days after such referral. The resolution of disputes by the Accountants shall be set forth in writing and shall be conclusive and binding upon all Parties and the Parties shall join in the execution and cooperate in the filing of any amended Tax Return as shall be necessary to implement such resolution. The fees and expenses of the Accountants shall be apportioned by the Accountants based on the degree to which each Party’s claims were unsuccessful and shall be paid by the Parties in accordance with such determination. For example, if pursuant to this Section 6.2(f) Seller submitted an objection affecting the amount of Tax due in the amount of $100,000.00 and prevailed as to $45,000.00 of the amount, then Seller would bear 55% of the fees and expenses of the arbitrating accounting firm.

     Section 6.3 Cooperation on Tax Matters.

          (a) Buyer, Seller, their respective Affiliates and Nuevo Congo shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other proceeding with respect to Taxes although the Party responsible for filing the Tax Return pursuant to this Agreement shall control any such audit, litigation or other proceeding, provided that the controlling Party may not, without the consent of the other Party, agree to any settlement which would result in an increase in the amount of Taxes for which any other Party is or may be liable. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to retain all books and records with respect to Tax matters pertinent to Nuevo Congo relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax Periods, and to abide by all record retention agreements entered into with any taxing authority.

          (b) Buyer and Seller further agree, upon reasonable request by the other, to use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     Section 6.4 Refunds or Credits. Except as otherwise set forth in this Agreement, (i) to the extent any refunds or credits with respect to Taxes of Nuevo Congo are attributable to a

Pre-Closing Tax Period, such refunds or credits shall be for the account of Seller, and (ii) to the extent any refunds or credits with respect to Taxes of Nuevo Congo are attributable to a Post-Closing Tax Period, such refunds or credits shall be for the account of Buyer. To the extent any refunds or credits with respect to Taxes of Nuevo Congo are attributable to a Straddle Period, such refund or credit shall be apportioned between Buyer and Seller based on the appropriate allocation method set forth in Section 6.1(c). Buyer shall, or shall cause its Affiliates or Nuevo Congo to, forward to Seller or to reimburse Seller for any such refunds for the account of Seller within ten (10) days from receipt thereof by any of Buyer, its Affiliates or Nuevo Congo. Seller shall forward to Buyer or reimburse Buyer for any refunds for the account of Buyer within ten (10) days from receipt thereof by Seller or any of its Affiliates. In respect of any Tax credit, Buyer shall pay Seller (or Seller shall pay Buyer as the case may be) only when Buyer (or Seller as the case may be) actually receives the benefit of such credit by the way of immediate reduction in the amount it would otherwise pay.

     Section 6.5 Filing of Amended Returns. Any amended Tax Return or claim for Tax refund for any Pre-Closing Tax Period shall be filed, or caused to be filed, only by Seller or its Affiliates and Buyer shall cooperate with Seller or its Affiliates in filing such Tax Returns, if applicable. Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing reasonably might be expected to change the Tax liability of Buyer for any Taxable Period. An amended Tax Return or claim for Tax refund for any Straddle Period hereunder shall be filed, or caused to be filed, by the party responsible for filing the original Tax Return for such Taxable Period hereunder, if either Buyer or Seller so requests, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Seller (if the request is made by Buyer) or of Buyer (if the request is made by Seller). Any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period shall be filed, or caused to be filed, only by Buyer. Buyer shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), file, or caused to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period to the extent such filing reasonably might be expected to change the Tax liability of Seller or its Affiliates for any Taxable Period.

     Section 6.6 Transaction Taxes. All Transaction Taxes, whether levied on Buyer or Seller or their respective Affiliates, shall be borne by Buyer and Seller equally. In the event that any Transaction Tax is levied on either Buyer or Seller or any Affiliate of Buyer or Seller, the Buyer or Seller as the case may be shall promptly notify the other in writing thereof and consult therewith prior to making any payment. Such payment shall be made by the Party, or its Affiliate, on which such Transaction Tax was levied, on the date due and the other Party shall reimburse the paying party for its 50% share within seven (7) days of a written request therefor.

     Section 6.7 FIRPTA Certificate. At the Closing, Seller shall deliver to Buyer a certification of Seller’s non-foreign status as set forth in Treasury Regulations Section 1.1445-2(b).

     Section 6.8 Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties hereto with respect to any Tax matter covered by this Article VI shall survive the Closing and shall not terminate until the Tax Statute of Limitations Date.

     Section 6.9 Conflict. In the event of a conflict between the provisions of this Article VI and any other provisions of this Agreement, the provisions of this Article VI shall control.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the Closing under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions precedent, except such of the following conditions precedent as shall have been expressly waived in writing by Buyer.

     Section 7.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at the Closing Date as though made at and as of such date, other than such representations and warranties as are specifically made as of another date, which representations and warranties shall be deemed made as of such date or dates, as the case may be.

     Section 7.2 Covenants. Seller and Nuevo Congo shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date, provided that, for purposes of this Section 7.2, any action, or failure to act, taken at the written request of, or pursuant to written approval or consent of Buyer or at the written direction of Buyer shall be deemed not to be a breach of covenant or agreement or the failure to perform, satisfy or comply with any obligation contained herein.

     Section 7.3 Material Adverse Effect. From the date hereof until the Closing Date, there shall have been no change that has or would reasonably be expected to have a Material Adverse Effect, provided that Material Adverse Effects shall not include changes as a result of actions taken by or with the written consent of Buyer.

     Section 7.4 Certificates. Buyer shall have received certificates, dated the Closing Date, signed by a duly authorized officer of Seller, in such officer’s representative capacity, without personal liability, certifying to the fulfillment of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3.

     Section 7.5 Certified Copy of Charter, Resolutions, etc. Seller shall have delivered to Buyer (a) copies, certified by the duly qualified and acting secretary or assistant secretary of Seller, of resolutions adopted by Seller’s board of directors approving this Agreement and the consummation of the transactions contemplated by this Agreement, (b) certificates of incumbency, dated the Closing Date, of all officers of Seller who have been or will be authorized to execute or attest to this Agreement, or any statement, certificate or other instrument on behalf of Seller each showing specimen signatures of each such officer and executed by (i) the president or a vice president of Seller and (ii) the secretary or assistant secretary of Seller and (c) copies of the documents required by Section 3.4.

     Section 7.6 Consents and Approvals.

          (a) All registrations, permits, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained in a form reasonably acceptable to Buyer, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (b) the No-Objection Notice referred to in Section 5.7 shall have been received by Buyer.

     Section 7.7 Prohibitions. There shall have been no statute, rule, injunction, restraining order, decree or other order of any nature promulgated, enacted, entered or enforced by any Governmental Entity which shall remain in effect which restrains, prohibits or delays the performance of this Agreement or imposes significant penalties or damages on Buyer, Seller or Nuevo Congo with respect to (or any other materially adverse relief or remedy in connection with), the consummation of the Purchase Transaction or the performance of the material obligations of Buyer, Seller or Nuevo Congo hereunder, and there shall be no Proceedings pending or threatened seeking such relief.

     Section 7.8 Stock Certificates; Closing Documents. Seller shall have delivered to Buyer certificates representing the Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps to effect a valid transfer of the Stock to Buyer. All Encumbrances on the Stock shall have been eliminated or discharged and all Encumbrances on assets of Nuevo Congo, other than those set forth on Schedule 7.8, shall have been eliminated or discharged, and Buyer shall have received evidence thereof which is satisfactory to it. Seller shall have delivered to Buyer all documents or instruments required to be delivered pursuant to Section 9.1.

     Section 7.9 Closing Requirements. Seller shall deliver to Buyer letters of resignation as a director, officer or auditor in respect of each director, officer and auditor without claim for compensation to take effect at Closing and shall, if so requested by Buyer, close the bank accounts of Nuevo Congo.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions precedent, except such of the following conditions precedent as shall have been expressly waived in writing by Seller.

     Section 8.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

     Section 8.2 Covenants. Buyer shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

     Section 8.3 Certificate. Seller shall have received a certificate, dated the Closing Date, signed by a duly authorized officer of Buyer, in such officer’s representative capacity, without personal liability, certifying to the fulfillment of the conditions set forth in Section 8.1 and Section 8.2 hereof.

     Section 8.4 Certified Copy of Resolutions. Buyer shall have delivered to Seller (a) copies, certified by the duly qualified and acting secretary or assistant secretary of Buyer, of resolutions adopted by Buyer’s board of directors approving this Agreement and the consummation of the transactions contemplated by this Agreement, and (b) certificates of incumbency, dated the Closing Date, of all officers of Buyer or attorneys-in-fact who have been or will be authorized to execute or attest to this Agreement, or any statement, certificate or other instrument on behalf of Buyer, each showing specimen signatures of each such officer or attorneys-in-fact and executed by (i) the president or a vice president of Buyer and (ii) the secretary or assistant secretary of Buyer.

     Section 8.5 Consents and Approvals. All other registrations, permits, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date, including, but not limited to, the No-Objection Notice referred to in Section 5.7, shall have been filed, made or obtained in a form reasonably acceptable to Seller, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by, or fulfill its obligations under, this Agreement. In addition, Buyer shall have delivered to Seller a release from Amoco Production Company, in a form reasonably acceptable to Seller, of the guaranty obligations of Nuevo Energy under (a) the February 24, 1995 Guarantee of Performance under the Stock Purchase Agreement and (b) the Amoco Stock Purchase Agreement, including its guaranty obligations with respect to the Amoco Tax Agreement. (For avoidance of doubt it is acknowledged that Buyer shall not be in breach of this Agreement if it fails to obtain such release from Amoco Production Company.)

     Section 8.6 Prohibitions. There shall have been no statute, rule, injunction, restraining order, decree or other order of any nature promulgated, enacted, entered or enforced by any Governmental Entity which shall remain in effect which restrains, prohibits or delays the performance of this Agreement or imposes significant penalties or damages on Buyer, Seller or Nuevo Congo with respect to (or any other materially adverse relief or remedy in connection with), the consummation of the Purchase Transaction or the performance of the material obligations of Buyer, Seller or Nuevo Congo hereunder, and there shall be no Proceeding pending or threatened seeking such relief.

     Section 8.7 Closing Documents. Buyers shall have delivered to Seller all other documents or instruments required to be delivered pursuant to Section 9.2.

ARTICLE IX
CLOSING DOCUMENTS

     Section 9.1 By Seller. In addition to any other documents or instruments to be delivered by Seller to Buyer, Seller shall, on the Closing Date:

          (a) deliver to Buyer certificates representing all of the outstanding capital stock of Nuevo Congo, duly endorsed for transfer, either in blank on the certificates or on separate stock powers (assignments) accompanying the certificates, free of Encumbrances;

          (b) deliver all minute books and stock registers and other records of Nuevo Congo;

          (c) deliver the certificates required by Section 7.4 and Section 7.5;

          (d) deliver documents evidencing the continued existence or good standing of Nuevo Congo; and

          (e) provide such other proof or indication of satisfaction of the conditions set forth in Article VII as Buyer may reasonably request.

     Section 9.2 By Buyer. In addition to any other documents or instruments to be delivered by Buyer to Seller, Buyer shall, on the Closing Date:

          (a) deliver the Purchase Price in immediately available funds;

          (b) deliver the certificates required by Section 8.3 and Section 8.4;

          (c) deliver documents evidencing the continued existence or good standing of Buyer; and

          (d) provide any such other proof or indication of satisfaction of the conditions set forth in Article VIII as Seller may reasonably request.

ARTICLE X
TERMINATION

     Section 10.1 Right of Termination. This Agreement may be terminated:

          (a) at any time prior to the Closing by the mutual written consent of Seller and Buyer;

          (b) by either Seller or Buyer by written notice to the other if the Closing shall not have occurred on or before the date that is six (6) months from the date hereof, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Seller or Buyer if Seller’s or Buyer’s respective failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur on or before such date;

          (c) by either Seller or Buyer in writing, without liability, in the event there is a final and non-appealable order, writ, injunction or decree of a Governmental Entity binding on Buyer or Seller prohibiting the Purchase Transaction contemplated hereby, which Proceeding was not instigated or initiated by the Party or Affiliate of such Party electing termination under this provision; provided that Buyer and Seller shall have used all reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Entity;

          (d) by Buyer in writing, without liability, if Seller shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Buyer shall have notified Seller of its intent to terminate the Agreement pursuant to this Section 10.1(d);

          (e) by Seller in writing, without liability, if Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Seller shall have notified Buyer of its intent to terminate the Agreement pursuant to this Section 10.1(e); and

          (f) by Buyer if a Material Adverse Effect exists on the date hereof or on the Closing Date, provided that such Material Adverse Effect existing on the date hereof was not disclosed on a Schedule hereto.

     Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1(a) or Section 10.1(b), except as provided in this Section 10.2 and Section 11.1 hereof, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Buyer (or its respective officers, directors or agents) or Seller, except that nothing contained in this provision shall relieve any Party from liability for any willful and knowing breach of any covenant, representation or warranty. Any other termination shall be without prejudice to any and all remedies the Parties may have against each other for breach of this Agreement or the failure by a Party to perform its obligations hereunder.

ARTICLE XI
SURVIVAL, INDEMNIFICATIONS

     Section 11.1 Survival. The representations, warranties and covenants set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive and be effective, valid, binding and enforceable after the Closing Date.

     Section 11.2 Indemnification by Seller. After the Closing, Seller and Nuevo Energy shall be jointly and severally responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Buyer, all of its Affiliates, successors and, permitted assignees, and all of its and their respective stockholders, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys’ fees and court costs (collectively, “Losses”) arising from, based upon, related to or associated with:

          (a) any breach of, or failure to perform or satisfy, any covenant or obligation of Seller or Nuevo Congo contained herein or in any agreement, instrument, document or certificate executed or delivered by Seller or Nuevo Congo in connection with this Agreement or the Purchase Transaction; and

          (b) any inaccuracy in or breach of any representation or warranty of Seller contained herein or in any agreement, instrument, document or certificate executed by Seller or delivered in connection with this Agreement or the Purchase Transaction.

     Section 11.3 Indemnification by Buyer. After the Closing, Buyer and Perenco shall be jointly and severally responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Seller, all of its Affiliates, successors and, permitted assignees, and all of its and their respective stockholders, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Losses arising from, based upon, related to or associated with:

          (a) any breach of, or failure to perform or satisfy, any covenant or obligation of Buyer contained herein or in any agreement, instrument or document executed by Buyer in connection with this Agreement or the Purchase Transaction;

          (b) any inaccuracy in or breach of any representation or warranty of Buyer contained herein or in any agreement, instrument or document executed by Buyer in connection with this Agreement or the Purchase Transaction; and

          (c) without prejudice to the provisions of Section 11.2, the ownership, operation or conduct of the businesses or affairs of Nuevo Congo or any of its Affiliates arising from acts, omissions, events, conditions or circumstances occurring after the Closing Date, including any obligations associated with plugging and abandonment of the wells drilled under the Convention and all other abandonment and removal obligations related to the Convention guaranteed by Nuevo Energy Company under the Amoco Stock Purchase Agreement.

     Section 11.4 Limitations. Other than in the case of any liability based upon fraud, including but not limited to fraudulent concealment by Seller:

          (a) after the Closing, any assertion by any Buyer Indemnified Party that Seller or Nuevo Energy is liable, for the inaccuracy of any representation or warranty by Seller or for the breach of any covenant by Seller, for indemnity under the terms of this Agreement or otherwise in connection with the transactions contemplated in this Agreement, must be made by Buyer in writing and must be given to Seller or Nuevo Energy on or prior to the date which is two (2) years after the Closing Date. Such notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller and Nuevo Energy to evaluate and respond to the assertion.

          (b) none of Buyer Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (i) the inaccuracy of any representations of Seller contained in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement or the Purchase Transaction, (ii) the breach of, or failure to perform or satisfy any of the covenants of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement or the Purchase Transaction, or (iii) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the aggregate amount of the Losses actually suffered by Buyer Indemnified Parties in respect thereof exceeds $750,000 (seven hundred fifty thousand United States dollars), and then only to the extent of such excess.

          (c) the amount of any Losses for which any of Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding Tax benefit utilized by the indemnified party or insurance proceeds realized or that could reasonably be expected to be realized by such party if a claim were properly pursued under the relevant insurance arrangements.

          (d) Neither Seller nor Nuevo Energy shall be required to indemnify any Buyer Indemnified Parties or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding in the aggregate fifty percent (50%) of the Purchase Price, save that the fifty percent (50%) figure shall be replaced by one hundred percent (100%) in the case of any indemnity relating to any representation and warranty contained in any of Sections 3.1(b), 3.2, 3.3, 3.9, 3.18, 3.21 and 3.22;

          (e) none of Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller, Nuevo Energy, Buyer or Perenco, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement and which are the subject of litigation or arbitration award, any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees suffered by such party. Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waives any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement;

          (f) if the Closing occurs, the sole and exclusive remedy of each of Buyer Indemnified Parties and Seller Indemnified Parties with respect to transactions contemplated by this Agreement shall be pursuant to the express provisions of this Article XI. Any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement, other claims pursuant to or in connection with this Agreement or other claims relating to the Stock and the purchase and sale thereof shall be subject to the provisions set forth in this Article XI. Except for claims made pursuant to the express indemnification provisions of this Article XI, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, shall be deemed to have waived, to the fullest extent permitted under Applicable Law, any right of contribution against Seller, Nuevo Energy or any of their Affiliates or against Buyer, Perenco or any of their Affiliates and any and all rights, claims and causes of action it may have against Seller, Nuevo Energy or any of their Affiliates or

Buyer or Perenco or any of their Affiliates, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise;

          (g) no Person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding;

          (h) Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby;

          (i) each Person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith but shall not be required to incur any costs or expenses (other than de minimis costs and expenses) in connection with taking such steps;

          (j) THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER, SELLER AND NUEVO ENERGY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS;

          (k) Neither Seller nor Nuevo Energy shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any breach, misrepresentation or noncompliance by Seller with respect to any representation, warranty, covenant, indemnity or obligation if such breach, misrepresentation or noncompliance has been waived by Buyer or if Buyer or any of its Affiliates or any of their directors, officers, general managers, finance directors or legal advisors had knowledge of the relevant facts at or before Closing and Buyer shall promptly notify Seller to the extent it becomes aware of any fact or circumstance that would result in any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant, indemnity or obligation herein; and

          (l) Notwithstanding any other provision of this Agreement, the limitations referred to in Section 11.4(a), (b), (c), (d), (f) and (k) shall not apply to (i) any claim pursuant to Article VI, or (ii) any amounts due to Buyer or Seller pursuant to Article II.

     Section 11.5 Waiver of Representations.

          (a) THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 7.4 ARE EXCLUSIVE AND ARE IN LIEU OF, ANY OTHER REPRESENTATION OR WARRANTY.

          (b) EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 7.4, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, (I) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY AND (II) ANY STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER, ANY ENGINEER OR ENGINEERING FIRM OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE RETAINED BY SELLER.

          (c) THERE ARE NO WARRANTIES BY SELLER THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 7.4.

          (d) BUYER ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 11.5 ARE CONSPICUOUS.

     Section 11.6 Procedures for Indemnification.

          (a) The party that may be entitled to indemnity hereunder (the “Indemnified Party”) shall give prompt notice to any party obligated to give indemnity hereunder (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 11.6(a) shall relieve the Indemnifying Party of its obligations under this Article XI only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days thereof) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

          (b) The Indemnifying Party shall have the right but not the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) the Indemnified Party shall at all times have the right, at its or his option and expense, to participate fully therein, provided that such defense shall remain under the control of the Indemnifying Party, and, (ii) if the Indemnifying Party does not proceed diligently to defend the third-party claim, suit, action or proceeding within twenty (20) days after receipt of notice of such third-party claim, suit, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to undertake the defense at his expense of any such third-party claim, suit, action or proceeding.

          (c) The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party, provided that if the Indemnifying Party gives ten (10) days’ prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto (“Settlement Notice”) and the Indemnified Party fails or refuses to consent to such settlement within ten (10) days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 11.6 the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

          (d) The Parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending Party shall have reasonable access to the books and records, and personnel in the possession or control of the other Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

     Section 11.7 Subrogation. Each Indemnifying Party hereby waives for itself, himself or herself and its, his or her Affiliates any rights to subrogation against any such Indemnified Party’s insurers for Losses arising from any third-party claims for which the Indemnifying Party is liable or against which the Indemnifying Party indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

     Section 11.8 Nature of Payments. Any payment from Buyer or any of their respective Affiliates to Seller or any of its Affiliates after the Closing pursuant to this Article XI shall be treated for Tax purposes as an increase in the Purchase Price, and any payment from Seller, Nuevo Energy or any of their respective Affiliates to Buyer or its Affiliates pursuant to this Article XI shall be treated for Tax purposes as a decrease in the Purchase Price.

ARTICLE XII
MISCELLANEOUS

     Section 12.1 Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section. Seller may amend the Schedules prior to Closing by giving written notice to Buyer of such amendments, and any such amendments shall be effective for all purposes; provided that any such amendments shall be disregarded for the purposes of determining whether the conditions to Closing contained in Section 7.1 have been satisfied.

     Section 12.2 Public Announcements. The Parties hereto covenant and agree that, except as provided below, neither of them shall make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence of, or reveal publicly, the terms, conditions and status of the transactions provided for herein without the prior consent of Seller, in the case of an announcement by Buyer, or the prior consent of Buyer, in the case of an announcement by Seller, as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that each of the Parties hereto expressly consents to the mutually agreed press releases being issued on the date hereof by the other Party and provided further that, in the case of announcements which outside counsel for any Party believes such Party is required by law to make, issue or release, the making, issuance or release of any such announcement by such Party shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than twenty-four (24) hours’ prior notice to the other Parties and shall have attempted, to the extent reasonably possible, to clear the content and time of such announcement, statement, acknowledgment or revelation with the other Parties. Each Party hereto agrees that it will not unreasonably withhold any such consent or clearance.

     Section 12.3 Seller’s Access to Books and Records After Closing. After Closing, Seller shall be permitted access to Nuevo Congo’s books, records, Contracts and other documents or information which relate to periods at or prior to Closing upon delivering reasonable notice to Buyer which notice shall specify the reasonable grounds for requiring such access.

     Section 12.4 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each Party shall each pay its own expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including the fees of their respective accountants, counsel and investment bankers.

     Section 12.5 Rights of Third Parties.

          Nothing in this Agreement, whether express or implied, other than the indemnification provisions contained in Article XI, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties hereto, their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision herein give any third party any right of subrogation or action over or against any Party to this Agreement.

     Section 12.6 Confidential Information.

          (a) Buyer shall hold in strict confidence and shall cause its attorneys, accountants, employees, advisers and other agents acting for or on its behalf to hold in strict confidence, all documents and information concerning Seller and, prior to the Closing Date, all information concerning Nuevo Congo obtained pursuant to this Agreement or in connection with the transactions provided for herein (except to the extent that such documents or information (i) are required to be disclosed by Applicable Law or by any Governmental Entity, (ii) are already generally available to the public (other than as a result of a disclosure by Buyer or its representatives, or (iii) become lawfully available to Buyer on a non-confidential basis from any third party (excluding any Affiliates of Buyer) who is not under an obligation of confidence. If the transactions provided for herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Seller together with any copies thereof.

          (b) Seller shall hold in strict confidence and shall cause its attorneys, accountants, employees, advisers and other agents acting for or on its behalf to hold in strict confidence, all documents and information concerning Nuevo Congo (except to the extent that such documents or information (i) are required to be disclosed by Applicable Law or by any Governmental Entity, (ii) are already generally available to the public prior to the date hereof, or (iii) following the date hereof, are generally available (other than as a result of a disclosure by Seller or its representatives). Within thirty (30) days of the Closing Date, Seller shall deliver to Buyer all materials, documents and information related to Nuevo Congo that is not required to be retained by Seller pursuant to Applicable Law and in respect of any retained documents, Seller shall deliver to Buyer copies thereof.

     Section 12.7 Waiver. Seller and Nuevo Energy, on the one hand, and Buyer and Perenco on the other may, by written instrument, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies of the other in its representations and warranties, (c) waive compliance with any of the covenants or closing conditions of the other contained in this Agreement, and (d) waive the other’s performance of any of the obligations set out in this Agreement, provided, however, that no Party may grant any waiver, the effect of which would be unlawful. No waiver by a Party to this Agreement of a breach of any term or condition hereof shall be construed to operate as a waiver of a subsequent breach of any such term or condition or of any other term or condition hereof.

     Section 12.8 Specific Performance. The Parties acknowledge that their obligations hereunder are unique and that it would be extremely impracticable to measure the resulting damages if either Party should default in its obligations under this Agreement. Accordingly, in the event of the failure by a Party to consummate the transactions contemplated hereby or to perform its obligations hereunder, which failure constitutes a breach hereof by such Party, the non-defaulting Party may, in addition to any other available rights or remedies, sue in equity for specific performance.

     Section 12.9 Entirety of Agreement; Non-reliance. This Agreement, including the Exhibits and Schedules hereto, states the entire agreement of the Parties and merges all prior negotiations, agreements and understandings, if any. The Parties agree that, in dealing with third parties, no contrary representations shall be made. Each of the Parties hereto agrees that: (a) the other Parties (including their agents and representatives) have not made any representation, warranty, covenant or agreement to or with such Parties relating to the Purchase Transaction, other than those expressly set forth in this Agreement, and (b) such Party has not relied upon any representation, warranty, covenant or agreement relating to the Purchase Transaction, other than those referred to in clause (a) above.

     Section 12.10 Dispute Resolution.

          (a) Any Sections permitting specific performance or injunctive relief, any claim, controversy or other dispute arising out of this Agreement shall be resolved pursuant to this Section 12.10. Seller or Nuevo Energy may initiate dispute resolution procedures by sending written notice to Buyer and/or Perenco or Buyer or Perenco may initiate dispute resolution procedures by sending written notice to Seller and/or Nuevo Energy (in each case the Party receiving such notice, the “Receiving Party”) specifically stating the claiming Party’s claim and requesting dispute resolution. Within fourteen (14) days after the date the Receiving Party received written notice of such dispute, representatives of each Party with authority to settle the dispute shall meet an attempt to resolve the dispute. If the dispute has not been resolved within ninety (90) days after the date the Receiving Party received written notice of such dispute, either Party may initiate arbitration proceedings in accordance with Section 12.10(b).

          (b) If arbitration proceedings are initiated by any Party in accordance with this Section 12.10, the arbitration shall be conducted in accordance with the then current rules of the American Arbitration Association. The Parties shall seek to mutually agree on a single arbitrator having at least ten (10) years’ experience in the international energy industry. If the Parties are unable to agree upon a single arbitrator, Buyer, on behalf of Buyer and Perenco, and Seller, on behalf of Seller and Nuevo Energy, shall each select a natural person who meets the qualifications for the arbitrator. These two individuals together shall select a third natural person who meets the arbitrator criteria and who shall serve as the arbitrator. The Federal Arbitration Act, 9 U.S.C. §§ 1-15, as opposed to any state law regarding arbitration, shall govern the arbitrability of all claims. The arbitrator shall have authority to award compensatory damages only. The arbitrator’s award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in New York, NY. This Section 12.10(b) shall be applicable except to the extent it is in conflict with any other agreement to which both Parties are bound.

     Section 12.11 Attorney Fees. If any arbitration, legal action or other Proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

     Section 12.12 Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered or sent by commercial overnight delivery, facsimile (followed by otherwise sufficient delivery within a reasonable time), or private expedited courier service, or U.S. or United Kingdom mail addressed as follows:

Seller:	Nuevo International, Inc. 1021 Main Street, Suite 2100 Houston, TX 77002 Attn: Mike Wilkes Phone: + 1 713 652 0706 Fax: + 1 713 374 4899

Copy to:	Nuevo Energy Company 1021 Main Street, Suite 2100 Houston, TX 77002 Attn: General Counsel Phone: + 1 713 374 4880 Fax: + 1 713 374 4897

Nuevo Energy:	Nuevo Energy Company 1021 Main Street, Suite 2100 Houston, TX 77002 Attn: General Counsel Phone: + 1 713 374 4880 Fax: +1 713 374 4897

Buyer:	Perenco S.A. Lyford Manor Lyford Cay West Bay Street PO Box N10051 Nassau Bahamas Attn: General Counsel Phone: + 1 242 3627200 Fax: + 1 242 3627210

Copy to :	Perenco 29 Duke of York Square London, SW3 4LY Attn: General Counsel Phone: + 44 20 79018200 Fax: + 44 20 79018230

or to such other address as shall be furnished in writing by such Party. If personally delivered, such communication shall be deemed delivered upon actual receipt. If delivered by facsimile as described above, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery). If sent by expedited courier as described above, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant courier service. If sent by mail as described above, such communication shall be deemed delivered as of the date of delivery.

     Section 12.13 Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by the Parties hereto.

     Section 12.14 Further Assurances. After the Closing Date, the Parties, without further consideration, agree to execute such additional documents as may be reasonably requested by any other Party to carry out the purposes and intent of this Agreement and to fulfill their respective obligations hereunder. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary or desirable action.

     Section 12.15 Governing Law. This Agreement shall be construed and interpreted, and the rights of the Parties covered by and enforced, in accordance with the laws of the State of Texas. To the extent that the provisions of Section 12.10 are not applicable, each of the Parties hereto irrevocably: (a) consents to the exclusive jurisdiction of any state or federal court located in Harris County, Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein or therein; (b) agrees that process may be served upon it in any manner authorized by the laws of the State of Texas for such Party; and (c) covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

     Section 12.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be one and the same Agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

     Section 12.17 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns, provided that neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by Seller or Nuevo Energy without the prior written consent of Buyer or by Buyer or Perenco without the prior written consent of Seller; provided, however, that the Parties specifically consent to the following future assignments: (a) at any time by Buyer to its then parent corporation or to any wholly-owned subsidiary of Buyer or its then parent corporation, (b) after or at the Closing, as collateral for the financing of the transaction contemplated by this Agreement or any principal credit facility of Buyer, Buyer may assign this Agreement and Buyer’s rights hereunder and under other documents entered into in connection herewith to financial institutions or their Affiliates providing any such financing or any refinancing thereof; provided, however, that, upon foreclosure or sale in lieu of foreclosure or deed in lieu of foreclosure or deed of any of the assets of Buyer or its Affiliates of Buyer’s rights hereunder or under other documents entered into in connection herewith, or a substantial portion thereof, by or to any such financial institutions or their Affiliates, the representations, warranties, obligations, covenants, agreements and indemnities of Seller herein and in such other documents shall inure to the benefit of such financial institutions (or their Affiliates) or any such purchaser or grantee.

     Section 12.18 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall automatically be inserted as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still legal, valid and enforceable.

     Section 12.19 Meanings of Pronouns, Singular and Plural Words. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

     Section 12.20 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     Section 12.21 Post-Signing Deliverable. Within 60 days of the date of this Agreement, Seller shall delivery to Buyer a combined audited consolidated balance sheet and consolidated statement of income of Nuevo Congo and Nuevo Holding for the twelve month period ending December 31, 2003 together with such supporting documentation as Buyer reasonably requires to enable it to verify the figures. Seller shall also cause Nuevo Congo to give Buyer and its financial advisers reasonable access to the books and records of Nuevo Congo to enable them to perform such verification.

     Section 12.22 Additional Purchase Price Adjustments.

          (a) Within 30 days of Buyer receiving a combined audited consolidated balance sheet and consolidated statement of income of Nuevo Congo and Nuevo Holding for the twelve month period ending December 31, 2003 as contemplated in Section 12.21, if Buyer determines that based on such balance sheet and statement of income or the verification work referred to in Section 12.21 that the adjustments to the Base Purchase Price contemplated in Section 2.2 are inaccurate, Buyer shall be entitled to notify Seller that an adjustment is necessary and Buyer and Seller shall work in good faith to mutually agree on any necessary adjustments. If any such adjustment occurs prior to the Closing, the adjustment to the Base Purchase Price contemplated in Section 2.2 shall be revised to incorporate such adjustment. If, however, any such adjustment occurs after the Closing, Seller shall pay Buyer or Buyer shall pay Seller, depending on the direction of the adjustment, such amount within 10 days of the determination of the amount of such adjustment. Any disputes regarding such amount shall be resolved in accordance with the dispute resolution provisions in Section 12.10.

For avoidance of doubt, any such adjustment in respect of the Net Working Capital Deficit shall require a calculation of the difference between $5,813,000.00 (being 100% of the current estimate of the Net Working Capital Deficit of Nuevo Congo and Nuevo Holding as of the Effective Date) and the adjusted figure calculated as above; thereafter 25% of such adjustment shall be utilized for the purpose of determining any payment between Buyer and Seller pursuant to the above.

          (b) Within 30 days of the date on which the Tax Returns for Nuevo Congo related to any period prior to the Effective Date have been filed, if Buyer or Seller determines that, based on such Tax Returns, the adjustment to the Base Purchase Price contemplated in Section 2.2(ii), as the same may have been adjusted pursuant to (a) above, is inaccurate, Buyer or Seller shall notify the other Party that an adjustment is necessary and Buyer and Seller shall work in good faith to mutually agree on any necessary adjustment. The provisions of Section 12.22(a) shall apply mutatis mutandis herein but taking account of any prior adjustment pursuant to (a) above.

          (c) Parties shall ensure that there shall be no double counting of the same amounts in making any adjustments as referred to above.

     Section 12.23 Nuevo Energy Obligations. To the extent that Nuevo Energy sells all or the majority by value of its assets or Nuevo Energy is merged with another entity, Nuevo Energy will, prior to such sale or merger, cause the purchasing entity or successor entity, as the case may be, to issue a written agreement, in a form satisfactory to Buyer (such satisfaction not to be unreasonably withheld) accepting the obligations of Nuevo Energy under this Agreement. In the event that an asset sale occurs, Nuevo Energy shall remain jointly and severally liable with the purchasing entity in respect of such obligations.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first above written.

PERENCO S.A.:

By:	/s/ Roland Fox

Name:	Roland Fox
Title:	President

NUEVO INTERNATIONAL, INC.

By:	/s/ James L. Payne

Name:	James L. Payne
Title:	President

NUEVO ENERGY COMPANY:

By:	/s/ James L. Payne

Name:	James L. Payne
Title:	Chairman, President and Chief Executive Officer

EXHIBIT 1.1
DEFINED TERMS

     “Accountants” shall mean a nationally recognized accounting firm mutually acceptable to both Buyer and Seller (which shall not be any certified public accounting firm retained within the past two (2) years by either Buyer or Seller; provided that if Buyer and Seller cannot mutually agree on such accounting firm within thirty (30) days of the need for such accounting firm arising, either Party may initiate arbitration proceedings pursuant to Section 12.10(b) for the purpose of having such accounting firm designated.

     “Affiliate” means (unless otherwise provided herein), with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

     “Agreement” has the meaning set forth in the initial paragraph of the Agreement.

     “Agreed Rate” means LIBOR plus 2%.

     “Amoco Stock Purchase Agreement” means the Stock Purchase Agreement dated June 30, 1994 among Amoco Production Company, Walter International, Inc., Nuevo Energy Company, Walter International Congo, Inc., Walter Congo Holdings, Inc., The Nuevo Congo Company and The Congo Holdings Company, as amended.

     “Amoco Tax Agreement” means the Tax Agreement dated February 23, 1995 among Amoco Production Company, Amoco Corporation, Walter International, Inc., Walter Congo Holdings, Inc., Nuevo Energy Company, Nuevo Holding, Walter International Congo, Inc. and Nuevo Holding Sub.

     “Applicable Law” means any federal, state, or local (domestic or foreign) statute, law, rule, regulation or ordinance or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

     “Base Purchase Price” has the meaning set forth in Section 2.2(a) of the Agreement.

     “Business Day” shall mean a day of the year on which U.S. banks are not required or authorized to close.

     “Buyer” has the meaning set forth in the initial paragraph of the Agreement.

     “Buyer Indemnified Parties” has the meaning set forth in Section 11.2 of the Agreement.

     “Closing” means the closing of the transactions contemplated by this Agreement, to be scheduled and held in accordance with Section 2.3.

     “Closing Date” means the date on which the Closing occurs, as determined in accordance with Section 2.3 of the Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” and “Companies” have the meanings set forth in the recitals.

     “Contract(s)” means, with respect to any specified Person, any written or oral, contract, agreement, lease, or commitment to which such Person or its properties are legally bound, or under which such Person is legally obligated, whether on an absolute or contingent basis.

     “Convention” means the Convention, dated May 29, 1979, between the People’s Republic of the Congo and Congolese Superior Oil Company and other parties named therein, as amended.

     “Effective Date” means January 1, 2004.

     “Encumbrances” means any and all liens, charges, pledges, options, mortgages, rights of refusal, deeds of trust, security interests, conditional sales agreement, claims, assessments, transfer restrictions, title defects and other restrictions or encumbrances of every type and description, whether choate or inchoate and whether imposed by law, contract or otherwise.

     “Financial Statements” has the meaning set forth in Section 3.5 of this Agreement.

     “GAAP” means United States generally accepted accounting principles applied on a basis consistent with prior accounting periods.

     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, public, governmental, legislative or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

     “Indebtedness” means all debt obligations (whether for principal, interest, premium, fees or otherwise and whether classified as current or long-term) for or arising under (a) borrowed money (including all notes payable and all obligations evidenced by bonds, debentures, notes or other similar instruments) or purchase money indebtedness, (b) all reimbursement obligations under letters of credit, bankers’ acceptances and similar instruments (whether or not matured), (c) all obligations under conditional sale or other title retention agreements relating to property purchased, (d) any sale-leaseback obligations or lease obligations that would be required to be capitalized in accordance with GAAP or (e) any guarantee or assumption of any of the foregoing, in clauses (a) through (d) or guaranty to maintain minimum equity or capital in any Person or any similar obligation.

     “Indemnified Party” has the meaning set forth in Section 11.6(a) of the Agreement.

     “Indemnifying Party” has the meaning set forth in Section 11.6(a) of the Agreement.

     “Knowledge” means, with respect to both Seller and Nuevo Congo, the actual knowledge or belief of Seller and of the directors and officers of Nuevo Congo, regardless of whether the knowledge of such person was obtained outside of the course and scope of his duties to Nuevo Congo or to Seller, and such definition is predicated on Seller’s representation to Buyer that Seller and Nuevo Congo have conducted a due diligence inquiry of Nuevo Congo in order to verify the representations and warranties made by Seller and Nuevo Congo, respectively, contained in this Agreement.

     “Latent ORRI Contract” means the Latent ORRI Contract, dated February 25, 1995, among Walter International, Inc., Walter Congo Holdings, Inc., Walter International Congo, Inc., Nuevo Energy Company, Nuevo Holding, and Nuevo Holding Sub.

     “Latent Working Interest Contract” means the Latent Working Interest Contract, dated February 25, 1995, among Walter International, Inc., Walter Congo Holding, Inc., Walter International Congo, Inc., Nuevo Energy Company, Nuevo Holding, and Nuevo Holding Sub.

     “LIBOR” means the 3 month London Interbank Offered Rate for U.S. Dollar deposits overnight, as quoted in the Financial Times on June 1, 2004.

     “Losses” has the meaning set forth in Section 11.2 of the Agreement.

     “Marine I JOA” means the Joint Operating Agreement, dated May 25, 1979, by and among Société Nationale de Recherche et d’Exploitation Pétrolières Hydro-Congo, Congolese Superior Oil Company, Cities Service Congo Petroleum Company, and Canadian Superior Oil Ltd., as amended.

     “Material Adverse Effect” means a material and adverse change in, or effect on, the assets or financial condition of Nuevo Congo, considered as a whole, or the business or operations of Nuevo Congo, considered as a whole, as conducted as of the date hereof.

     “Material Contracts” means all agreements or contracts to which Nuevo Congo is a party, the performance of which involve or would involve future payments by or to Nuevo Congo of amounts greater than $100,000.00 or the non-performance of which would have a Material Adverse Effect but excluding all contracts entered into by any Affiliate of the Buyer as Operator pursuant to the Marine I JOA.

     “Net Working Capital Deficit” means the difference (as shown in the Financial Statements calculated in accordance with GAAP and adjusted pursuant to Section 12.22) between :

(a)	the sum of those line items comprising Current Assets (excluding (i) Crude Oil Inventory (described as “Inventory” in the Financial Statements), (ii) sums receivable from Affiliates (described as “Receivable from Nuevo Energy” in the Financial Statements) and (iii) any asset associated with the maritime tax claim asserted by the Government of the Republic of Congo on March 23, 2004) and

(b)	the sum of those line items comprising Current Liabilities (excluding (i) Over Under Imbalance Liability (described as “Accrued payable to the government of Congo” in the Financial Statements), (ii) U.S. federal income tax liabilities, but including any net Tax benefit actually received by Buyer or Nuevo Congo as a result of its payment of any Tax or any contractual offsets under the Amoco Tax Agreement and (iii) any liability associated with the maritime tax claim asserted by the Government of the Republic of Congo on March 23, 2004).

     “No Objection Notice” shall have the meaning set forth in Section 5.7 of this Agreement.

     “Nuevo Energy” has the meaning set forth in the initial paragraph of the Agreement.

     “Nuevo Congo” has the meaning set forth in the Recitals.

     “Nuevo Holding” means The Congo Holding Company Limited, a Texas corporation.

     “Nuevo Holding Sub” means The Nuevo Congo Company, a Delaware corporation.

     “Official” means and includes: (a) any officer or employee of any government or any department, agency or instrumentality (i.e., any legal entity controlled by the government) thereof, or any person acting in an official capacity on behalf of any such government, department, agency or instrumentality; (b) any political party; (c) any official of a political party; (d) any candidate for political office; or (e) any officer or employee of a Public International Organization (e.g., United Nations, IM, World Bank).

     “Party” or “Parties” means, individually, Seller, Buyer and Nuevo Energy, and, collectively, Seller, Buyer and Nuevo Energy.

     “Perenco” has the meaning set forth in the initial paragraph of the Agreement.

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, Governmental Entity, or other entity.

     “Post-Closing Tax Period” means any Taxable Period beginning after the Closing Date.

     “Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date.

     “Proceedings” means any and all actions, suits, hearings, investigations or other proceedings by or before any arbitrator, court or Governmental Entity.

     “Purchase Price” has the meaning set forth in Section 2.2(a) of the Agreement.

     “Purchase Transaction” has the meaning set forth in the third recital.

     “Second Latent Working Interest Contract” means the Latent Working Interest Contract dated effective February 10, 1998 among CMS Nomeco Congo, Ltd. and Kufpec (Congo) Ltd.

     “Seller” has the meaning set forth in the initial paragraph of the Agreement.

     “Seller Indemnified Parties” has the meaning set forth in Section 11.3 of the Agreement.

     “Seller’s Tax” has the meaning set forth in Section 6.2(c).

     “Settlement Notice” has the meaning set forth in Section 11.6(c) of the Agreement.

     “Stock” means all of the issued and outstanding capital stock of Nuevo Congo.

     “Straddle Period” means a Taxable Period commencing before and ending after the Closing Date.

     “Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, customs duties, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, or any Governmental Entity, including, without limitation, any interest, penalties or additions to tax related thereto imposed by any Governmental Entity (including any interest or penalties with respect to such Taxes).

     “Tax Items” has the meaning set forth in Section 6.2(a).

     “Tax Losses” has the meaning set forth in Section 6.1(a).

     “Tax Period” or “Taxable Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

     “Tax Return” means any return or report, declaration, claim for refund, information return or statement relating to Taxes, including any related schedules, attachments or other supporting information, with respect to Taxes.

     “Tax Statute of Limitations Date” means the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

     “Transaction Taxes” means all sales, use, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transactions contemplated by this Agreement.

     “Treasury Regulations” means the Treasury Regulations promulgated under the Code.

     “Yombo Permit” means the Yombo-Masseko-Youbi Exploitation Permit, as assigned to Société Nationale de Recherche et d’Exploitation Pétrolières Hydro-Congo pursuant to Decree No. 89/211, dated as of March 15, 1989.

Schedule 3.1
Organization and Jurisdiction

Nuevo Congo Ltd.Nuevo Congo, a Cayman Island corporation is qualified to do business in the Republic of Congo.

Schedule 3.3
Capitalization

Nuevo Congo Ltd.:

Nuevo Congo Ltd.’s authorized shares are: 900,000 shares of common stock having a par value of $1.00. Shares issued: 712,873 shares common stock.

Nuevo International Inc. is the holder of all 712,873 issued shares of Nuevo Congo Ltd. common stock.

Schedule 3.5
Financial Statements

Schedule 3.6
Material Changes

None

Schedule 3.7
Indebtedness

None

Schedule 3.8
Litigation and Claims

Connecticut Bank of Commerce v. The Republic of Congo, Defendant, and CMS Oil and Gas Company, et al., Garnishees – Case No. GN 1000095 in the 345th District Court of Travis County, Texas

F. G. Hemisphere Associates, L.L.C. v. The Republic of Congo, Defendant, and CMS Oil and Gas Company, et al. Garnishees – No. C-200257609 in the District Court of Harris County, Texas, 127th Judicial District

Notices of Tax Adjustments from the Congolese Ministry of Economy, Finance and Budget, dated June 16, 2003 regarding proposed adjustments to Congolese Tax Returns for Nuevo Congo and Nuevo Holding Sub respectively, for tax years 2000 and 2001.

Schedule 3.9
Title to Property

By virtue of the Second Latent Working Interest Contract, Nuevo Congo agreed to pay to CMS NOMECO Congo, Ltd. 50% of the cash, proceeds, and revenues attributable to Nuevo Congo’s 6.25% interest in the Convention, Marine I JOA and the Yombo Permit, all as more fully set forth in the Second Latent Working Interest Contract.

Schedule 3.11
Receivables

None

Schedule 3.12
Insurance

•	Commercial General Liability which includes Environmental Coverage. Pol. # TB1641004439-023, $1 million each occurrence with a $3 million general aggregate, issued by Liberty Mutual Insurance Company

•	Excess Liability Pol. X0949A1A03, $35 million umbrella coverage, issued by AEGIS Insurance Services

•	Energy Package, Hull and Machinery Pol. # CPH5823, Hull & Machinery (Conkouati), $22.9 million + $9.8 million, underwritten by Lloyds and other U/W’s.

•	Worker’s Liability/Employer’s Liability Coverage – including Voluntary Foreign Worker’s Compensation Insurance, Pol. Wa164d004439053, $1 million each accident, Liberty Mutual Insurance Co.

•	P&I (Congo) FPSO Conkouati, Pol. # M95F31022, $100 million each incident, Assurance Foreningen Gard

•	Political Risk Insurance Contract # E345, $25 million underwritten by OPIC.

Schedule 3.13
Material Contracts

Name of Contract		Date	Parties	Subject Matter of Contract
1.	Convention	May 25, 1979	People’s Republic of Congo, Congolese Superior Oil Company, Cities Service Congo Petroleum Corp., Canadian Superior Oil Ltd., Societe Nationale de Recherches et d’Exploitation Petrolieres	Agreement promoting collaboration among the Republic of Congo and international oil companies to explore the Marine 1 Permit for the existence of hydrocarbons and to develop and exploit any hydrocarbons discovered.

2.	Amendment No. 1 to Convention	December 11, 1981	People’s Republic of Congo, Cities Service Congo Petroleum Corp., CMS NOMECO Congo, inc., The Nuevo Congo Company, Kuwait Foreign Petroleum Exploration Co. k.s.c. and Societe Nationale de Recherches et d’Exploitation Petrolieres	Amending the terms of the Convention

3.	Amendment No. 2 to Convention	January 25, 1997	People’s Republic of Congo, Cities Service Congo Petroleum Corp., IEDC (Congo) Ltd., Petrobras Internacional S.A. and Societe Nationale de Recherches et d’Exploitation Petrolieres	Amending the terms of the Convention

Name of Contract		Date	Parties	Subject Matter of Contract
4.	Joint Operating Agreement	May 25, 1979	Congolese Superior Oil Company, Cities Service Congo Petroleum Corp., Canadian Superior Oil Ltd., Societe Nationale de Recherches et d’Exploitation Petrolieres	Agreement to jointly work the Marine 1 Exploration Permit subject to the terms of the Convention.

5.	Amendment No. 1 to JOA	December 11, 1981	Cities Service Congo Petroleum Corp., CMS NOMECO Congo, inc., The Nuevo Congo Company, Kuwait Foreign Petroleum Exploration Co. k.s.c. and Societe Nationale de Recherches et d’Exploitation Petrolieres	Amending the terms of the JOA realigning Parties.

6.	Amendment No. 2 to JOA	June 29, 1984	Amoco Congo Exploration Company, Amoco Congo Petroleum Company, IEDC (Congo) Ltd., Cities Service Congo Petroleum Corp., IEDC (Congo) Ltd., Kuwait Foreign Petroleum Exploration Co. k.s.c. and Societe Nationale de Recherches et d’Exploitation Petrolieres	Amending the terms of the JOA

7.	Decree 253/79	May 15, 1979	Issued by the President and Central Committee to Hydro-Congo	Exploration Permit

8.	Protocol	June 29, 1981	The People’s Republic of Congo, Cities Service Congo Petroleum Corporation, et al.

Name of Contract		Date	Parties	Subject Matter of Contract
9.	Protocol Agreement	July 28, 1981	Ministry of Mines and Energy or the Republic of Congo to Kufpec and I.E.D.C.

10.	Protocol Agreement	August 7, 1981	Ministry of Mines and Energy or the People’s Republic of Congo to Kufpec, Hydro-Congo and Brasspetro

11.	Protocol Agreement	September 4, 1981	Ministry of Mines and Energy of the People’s Republic of Congo and I.E.D.C.

12.	Ad-Hoc Agreement	December 11, 1981	Ministry of Mines and Energy of the People’s Republic of Congo and IEDC.

13.	Specific Agreement	December 11, 1981	Ministry of Mines and Energy of the People’s Republic of Congo and Brasspetro

14.	Decree 82/372	April 30, 1982	Issued by President and Head of State, People’s Republic of Congo	Suspending time - Exploration Permit

15.	Decree 17/83	January 27, 1983	Issued by President and Head of State, People’s Republic of Congo

16.	Agreement	May 4, 1983	IEDC (Congo) Ltd and Kuwait Foreign Petroleum Exploration Company (K.S.C.)	Ratifying assignments and dealing with financial details.

17.	Letter Agreement	May 10, 1983	Hydro-Congo and IEDC Services (U.K.)

18.	Letter Agreement	May 12, 1983	IEDC Services (U.K.) Ltd., Petrobras Internacional S.A., et al.

19.	Letters (2)	June 14, 1983	Ministry of Mines and Energy or the Republic of Congo to IEDC (Congo) Ltd.,

Name of Contract		Date	Parties	Subject Matter of Contract
20.	Letter	May 8, 1984	From Ministry of Mines and Energy or the Republic of Congo to Kuwait Foreign Petroleum Exploration Company (K.S.C.)

21.	Deed of Assignment of Convention	May 23, 1984	IEDC (Congo) Ltd. to Kuwait Foreign Petroleum Exploration Company (K.S.C.)

22.	Deed of Assignment of Joint Operating Agreement	May 23, 1984	IEDC (Congo) Ltd. to Kuwait Foreign Petroleum Exploration Company (K.S.C.)

23.	Deed of Assignment of Convention	June 29, 1984	IEDC (Congo) Ltd. to Amoco Congo Petroleum Company.

24.	Deed of Assignment of Joint Operating	June 29, 1984	IEDC (Congo) Ltd. to Amoco Congo Petroleum Company.

25.	Deed of Assignment of Convention	June 29, 1984	Kuwait Foreign Petroleum Exploration Company (K.S.C.) to Amoco Congo Petroleum Company.

26.	Deed of Assignment of Joint Operating	June 29, 1984	Kuwait Foreign Petroleum Exploration Company (K.S.C.) to Amoco Congo Petroleum Company.

27.	Letters (5)	All dated June 29, 1984	a)	Amoco Congo Exploration Co. (ACEC) and Amoco Congo Petroleum Co. (ACEC) to Ministry of Mines

			b)	Minister Mines & Energy to ACEC and ACEC

			c)	Minister of Mines to
ACEC and ACEC

Name of Contract		Date	Parties	Subject Matter of Contract

d) ACEC and ACEC to Hydro-Congo

e) Hydro-Congo to ACEC and ACEC

28.	Agreement	June 29, 1984	ACEC and IEDC (Congo) Ltd.

29.	Protocol	June 29, 1984	Hydro-Congo, ACEC, ACEC, et al.

30.	Assignment of the JOA	undated	IEDC (Congo) Ltd., Kuwait Petroleum Exploration Co. K.S.C., et al.

31.	Assignment Act of the Convention	undated	Kuwait Petroleum Exploration Co. K.S.C. , Kufpec (Congo) Ltd., et al.

32.	Letter	June 27, 1989	Kuwait Foreign Petroleum Exploration Co. K.S.C. to Minister of Mines and Energy

33.	Letter	December 9, 1991	Ministry of Mines and Energy to Kuwait Foreign Petroleum Exploration Co. K.S.C.

34.	Letter	October 24, 1992	Kufpec (Congo) Ltd. to ACEC

35.	Special Memorandum of Agreement	January 25, 1997	Republic of Congo, Kuwait Foreign Petroleum Exploration Co. K.S.C., et al.

36.	Decree 89/211	March 15, 1989	Issued by President and Head of State, People’s Republic of Congo	Granting the Yombo-Masseko-Youbi Exploitation Permit carved out of the Marine 1 Exploration Permit.

37.	Offtake Agreement	September 20, 1991	Societe Nationale de Recherches et d’Exploitation Petrolieres, Amoco Congo Exploration Company, Amoco	Lifting Agreement
Congo Petroleum Company and KUFPEC (Congo) Limited

Name of Contract		Date	Parties	Subject Matter of Contract
38.	Amendment to Lifting Agreement	July 4, 2001	Societe Nationale des Petroles du Congo, CMS NOMECO Congo, Inc., The Nuevo Congo Company and Nuevo Congo Ltd.	Amendment to Lifting Agreement

39.	Yombo Fuel Oil Term Contract	December 31, 2002	Fuel & Marine Marketing LLC, a Chevron Texaco Company, CMS NOMECO Congo, Inc., The Nuevo Congo Company and Nuevo Congo Ltd.	Sale of processed crude from Conkouati

40.	Stock Purchase Agreement, as Amended by Amendments 1 - 5	June 30, 1994	Amoco Production Company, Walter International, Inc., Nuevo Energy Company, Walter International Congo, Inc., Walter Congo Holdings, Inc., Nuevo Holding Sub and the Congo Holding created a Production Payment and a Royalty Adjustment, all as more set forth in said agreement as amended.	Purchase shares of Amoco Congo Exploration Company and Amoco Congo Production Company

41.	Tax Agreement	February 23, 1995	Amoco Production Company, Amoco Congo Exploration Co., et al.	Dealing with Dual Consolidated Losses

42.	Agreement and Plan of Merger	February 24, 1995	The Congo Holding Company, The Nuevo Congo Company, et al.	Merger with The Nuevo Congo Company with Amoco Congo Production Co.

43.	Agreement and Plan of Merger	February 24, 1995	Walter Congo Holdings Company, Walter International Congo, Inc., et al.	Merger with Walter International Congo, Inc. with Amoco Congo Exploration Co.

44.	Inter-Purchaser Agreement	December 28, 1994	Walter International, Inc., Nuevo Energy Co., et al.

Name of Contract		Date	Parties	Subject Matter of Contract
45.	Latent ORRI Contract	February 25, 1995	Walter International, Inc., Walter Congo Holdings, Inc., et al.

46.	Latent Working Interest Contract	February 25, 1995	Walter International, Inc., Walter Congo Holdings, Inc., et al.

47.	Share Purchase Agreement	February 10, 1998	Nuevo Energy Company and Kuwait Foreign Petroleum Exploration Co. K.S.C.	Nuevo purchase of shares of KUFPEC (Congo) Ltd.

48.	Supplemental Agreement	February 10, 1998	Nuevo Energy Company and Kuwait Foreign Petroleum Exploration Co. K.S.C.	Nuevo purchase of shares of KUFPEC (Congo) Ltd.

49.	Reimbursement Agreement	April 14, 1998	CMS Nomeco Congo, Ltd., CMS Nomeco Congo, Inc., et al.

50.	Latent Working Interest Contract	Effective Date of the Nuevo – Kufpec Stock Purchase Agreement	CMS Nomeco Congo Ltd. and Kufpec (Congo) Ltd. (Nuevo Congo)

51.	Letter Agreement	August 30, 1999	CMS Nomeco Congo, Inc.. and The Nuevo Congo Co.	Marketing fee arrangement

52.	Special Memorandum of Agreement	January 25, 1997	The Republic of Congo, Kuwait Foreign Petroleum Exploration Co. and Hydro-Congo	Clarifying Mining Royalty provision of Convention

53.	Standstill Agreement	February 10, 1998	Amoco Production Company, The Nuevo Congo Company and CMS Nomeco Congo, Inc.	Relating to inter-relationship of the Parties to the Amoco Stock Purchase Agreement with regard to Congolese Tax Audit for Tax Years 1991 – 1994.

54.	CABINDA GULF	7/131998	CMS NOMECO As Operator	Supply of tugs for lifting operations

Name of Contract		Date	Parties	Subject Matter of Contract
55.	SURF – OCA	10/1/2002	CMS NOMECO As Operator	Supply of crew change maritime transportation

56.	PELEGRINI	1/7/2001	CMS NOMECO As operator	Catering service on Conkouati – Yombo

57.	SEACOR	April 2003	CMS NOMECO As operator	Supply of Utility boat

58.	PORION	2/17/2003 Amended On 3/13/2003	CMS NOMECO As Operator	Contract labour

59.	GATSISTA	N/A	CMS NOMECO As Operator	Contract labour

60.	SITRAD	N/A	CMS NOMECO As Operator	Contract labour

Schedule 3.14
No Violation by Seller

Schedule 3.15
Undisclosed Liabilities

None

Schedule 3.16
Compliance with Laws

None

Schedule 3.18
Taxes

Notices of Tax Adjustments from the Congolese Ministry of Economy, Finance and Budget, dated June 16, 2003 regarding proposed adjustments to Congolese Tax Returns for Nuevo Congo and Nuevo Holding Sub respectively, for tax years 2000 and 2001.

Schedule 3.20
Books and Records

None

Schedule 4.3
No Violation by Buyer

Schedule 5.2
Conduct of Business Prior to the Closing Date

None

Schedule 7.8
Stock Certificates; Closing Documents